Exhibit (a)(23)

December 5, 2007

To All Ventana Employees,

As you may have heard, today we received notification from Roche of its intention to seek the election of directors to our Board of Directors at our Annual Meeting in June 2008.

Let me assure you that this does not come as a surprise – Roche has made this notification in order to comply with Ventana’s Bylaws, which provide that written notice of proposed stockholder nominations for the election of directors at the 2008 Annual Meeting must be received no later than December 7, 2007.

As you know, in November we entered into a confidentiality agreement with Roche and allowed Roche to have access to some non-public information regarding Ventana in order to better understand our business and the inherent value in companion diagnostics. No assurance can be made that Roche and Ventana will ultimately enter into a definitive agreement, but we remain open to all value creation opportunities.

Our Board continues to be steadfast in its view that Roche’s $75 tender offer is grossly inadequate and not an appropriate starting point for negotiations as reflected by the fact that our share price has consistently traded well above Roche’s offer and our stockholders have overwhelmingly rejected that offer four times. Furthermore, our Board continues to believe Roche’s offer does not appropriately compensate Ventana’s stockholders for the inherent value of the Company or its synergistic value to Roche.

As always, we ask that you continue to remain focused on serving our customers and providing value to our stockholders by operating business as usual. It is your efforts and good work that continue to fuel this vibrant organization and I want to express my sincere gratitude for your hard work and dedication.

Sincerely,

Chris

This letter may contain certain forward-looking statements within the meaning of the federal securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors, such as risks associated with the development, manufacturing, marketing, and sale of medical products, competitive factors, general economic conditions, legal disputes, and government actions. In addition, there can be no assurance that an agreement relating to any sale of, or investment in, Ventana will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated. Please refer to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), and all subsequent SEC filings, for a more detailed discussion of applicable risks and uncertainties.

VENTANA’S STOCKHOLDERS SHOULD READ THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, WHICH WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ON JULY 11, 2007, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO. THE COMPANY’S SOLICITATION/RECOMMENDATION STATEMENT SETS FORTH THE REASONS FOR THE RECOMMENDATION OF THE VENTANA BOARD AND RELATED INFORMATION. THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER PUBLIC FILINGS MADE FROM TIME TO TIME BY THE COMPANY WITH THE SEC ARE AVAILABLE WITHOUT CHARGE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV, AT VENTANA’S WEBSITE AT WWW.VENTANAMED.COM OR FROM VENTANA’S INFORMATION AGENT, INNISFREE M&A INCORPORATED AT (888) 750-5834.